Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2014 Inducement Award Program, the 2012 Amended and Restated Incentive Plan, and the 2018 Employee Stock Purchase Plan of Verastem, Inc. of our reports dated March 13, 2018, with respect to the consolidated financial statements of Verastem, Inc. and the effectiveness of internal control over financial reporting of Verastem, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

January 30, 2019